EXHIBIT 23.07

March 21, 2002

I hereby consent to being named as a person about to become a director of Intersil Corporation in the registration statement on Form S-4 of Intersil Corporation to be filed on or about the date written above.

/s/ Richard M. Beyer

Richard M. Beyer